 Exhibit 99

October 31, 2016

Dear Shareholder:

I am pleased to inform you of our commitment of an additional 300,000 shares of common stock for issuance under our Dividend Reinvestment Plan. The prospectus for the plan has been updated and can be viewed at www.computershare.com/investor. As noted in the updated prospectus, the Plan is now administered by our stock transfer agent, Computershare. The prospectus includes updated information about the Plan and our common stock, including updated historical price, book value and dividend information, and clarifies the manner in which the purchase price is calculated under the plan when the source of the shares is newly-issued shares or treasury stock.

If you are currently enrolled in the Plan, your participation will continue without interruption; no action is necessary. If you are currently enrolled but wish to terminate your participation, please refer to question 21 in the prospectus.

If you are not yet enrolled and would like to do so, please refer to question 9 in the prospectus.

The prospectus contains details of the Plan in question and answer format. Please read the prospectus carefully, along with the documents and information we incorporate by reference. They should answer most questions you may have about the Plan. If you have any additional questions, please call Computershare (toll free) at 1-800-368-5948.

We appreciate your continued interest in our company.

Sincerely,

Stephen P. Marsh
Board Chair and CEO

Note: Community Bancorp. has filed a registration statement (including a prospectus) with the SEC in connection with the shares of common stock offered under the Dividend Reinvestment Plan. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain a copy of these documents for free by visiting EDGAR on the SEC website at www.sec.gov or you may request a paper copy of the prospectus by calling the Plan administrator (Computershare) toll free at 1-800-368-5948.